CINTAS CORPORATION

DIRECTORS' DEFERRED COMPENSATION PLAN

        This Directors Deferred Compensation Plan has been adopted by the Board of Directors of Cintas Corporation to allow non-employee directors to defer receipt of compensation and to elect to receive deferred compensation in the form of cash or Common Stock equivalents of Cintas Corporation.

        1.         Director’s Compensation. For purposes of this Plan, Compensation means all cash amounts payable to a Director for services as a Director and as a member of a committee of the Board of Directors of Cintas. Until changed by the Board of Directors, the cash amounts payable to non-employee Directors is $12,000 per year as an annual retainer, plus $2,250 for each meeting of the Board of Directors attended, plus $1,200 for each meeting of a committee of the Board of Directors attended. Committee Chairmen receive an additional $2,500 per year.

        2.         Deferral of Director’s Compensation. Each non-employee Director may, by delivering a written election to the Secretary of Cintas on or before January 1 of any year, elect to defer receipt of from 50% to 100% of the Director’s Compensation during the balance of such year. Cintas will present each Director with a form of election by December 1 of each year.

        Each election shall be irrevocable for the year for which it is given. The election will expire at the end of such year.

        3.         Election to Receive Stock Equivalents. Each non-employee director entitled to cash Compensation who has elected to defer receipt of all or part of that Compensation may elect to have such deferred cash Compensation, in increments of 10%, credited to a stock equivalent account in accordance with Section 4. Election shall be made by notice to the secretary of Cintas on or before January 1 of any year. Each election shall be irrevocable for the year for which it is given. The election will expire at the end of such year.

        4.        Accounts.

4.1 All cash Compensation deferred shall be maintained by Cintas in an account which will be credited with interest at a rate equal to the rate on one-year United States Treasury Bills, determined as of the preceding December 31, increased by 100 basis points. Such interest shall be credited to accounts as of the end of each calendar quarter.

4.2 The deferred Compensation account for directors who make a stock equivalent election shall be credited with earnings or losses, including, without limitation, unrealized gains or losses, dividends, stock dividends and stock splits, determined as if such deferred Compensation were invested in Common Stock of Cintas. The number of shares deemed invested shall be determined by dividing the dollar amount of each deferral of Compensation into such account by the closing price for Cintas’s Common Stock on the Nasdaq National Market on the date paid.

4.3 In January of each year Cintas will present each non-employee Director with a statement of accounts applicable to such Director as of the preceding December 31. The statement will also contain a confirmation of the elections made by the Director pursuant to Sections 2 and 3.

        5.        Payment. Payments to a non-employee Director shall be made according to one of the following methods as irrevocably elected by the Director on an election form furnished by Cintas:

5.1 As a lump sum including earnings determined under Section 4 accrued as of the day preceding payment, payable on the first day of the month selected by the Director, but in no event later than the first day of the month after the time that the Director ceases to be a Director; or

5.2 In a designated number of monthly installments, not less than 12 nor more than 120, commencing on the first day of the month selected by the Director, but in no event later than the first day of the month after the Director ceases to be a Director. The initial installment as calculated herein shall remain in effect until the end of the first calendar year in which said installments commenced. Beginning with the first monthly installment in the second calendar year, the monthly installment payable for each calendar year, shall be computed as of the beginning of said calendar year based on the previous calendar year ending balance divided by the number of remaining installment payments. Earnings determined under Section 4 shall accrue and be credited to the Director’s Deferred Compensation Account as described in Section 4. Any residual amounts determined after calculation of the final year’s installment payments shall be paid with the last scheduled installment payment.

Upon application by a retiring or retired Director, the Board of Directors may, notwithstanding previously filed election forms, determine in a particular case that an alternative method of payment should be used.

        6.         Payment in Event of Death. When a non-employee Director dies, before or after the time the director ceases to be a director, any portion of the Compensation pursuant to this Plan then unpaid shall be paid to the beneficiaries named in the most recent beneficiary designation filed with the Secretary of Cintas. In the absence of such a designation, such Compensation shall be paid to, or as directed by, the decedent’s personal representative. The form of payment shall be as elected by the Director pursuant to Section 5.

        7.         Miscellaneous. All amounts credited to the accounts established by Section 4 shall be fully vested when credited. No funding shall be established for this Plan and participants will stand as unsecured general creditors of Cintas with respect to the amounts deferred and set forth in the accounts established by Section 4. No Director or beneficiary shall encumber or dispose of any right to receive any payments hereunder. This Agreement shall be governed by the laws of Ohio.

        8.        Amendment and Termination of Plan. The Board of Directors may suspend, amend or terminate this Plan at any time.